UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2019 (November 12, 2019)

TECH DATA CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

5350 Tech Data Drive

Clearwater, Florida, 33760

(Address of principal executive offices)

727-539-7429

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange which registered
Common stock, par value $.0015 per share	TECD	NASDAQ Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Amendment No. 1 on Form 8-K/A (this “Amendment No. 1”) is being filed by Tech Data Corporation to amend the Current Report on Form 8-K filed on November 13, 2019 (the “Original Report”), solely to correct three typographical errors found in Item 1.01 of the Original Report. This Amendment No.1 corrects the reference to (i) “fiscal year 2019” found in Item 1.01 of the Original Report to “fiscal year 2020”, (ii) “fiscal year 2018” found in Item 1.01 of the Original Report to “fiscal year 2019” and (iii) “fiscal year 2017” found in Item 1.01 of the Original Report to “fiscal year 2018”, which, in each case, conform to the Merger Agreement (as defined in the Original Report) filed as Exhibit 2.1 to the Original Report. Except as provided herein, the disclosures made in the Original Report remain unchanged.

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On November 12, 2019, Tech Data Corporation, a Florida corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Tiger Midco, LLC, a Delaware limited liability company (“Parent”), and Tiger Merger Sub Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, Inc.

The Company’s Board of Directors (the “Board”) has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, declared it advisable to enter into the Merger Agreement, approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and, on the terms and subject to the conditions set forth in the Merger Agreement, resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

As a result of the Merger, each share of common stock, par value $0.0015 per share, of the Company (“Common Stock”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Common Stock held by Parent, Merger Sub or the Company (including treasury shares) at the Effective Time) will, at the Effective Time, automatically be converted into the right to receive $130.00 in cash, without interest, subject to applicable withholding taxes (the “Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time, each Company RSU Award (as defined in the Merger Agreement) will vest at closing and be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration for each share of Common Stock subject to such Company RSU Award immediately prior to the Effective Time (less applicable withholding taxes). Each Company PRSU Award (as defined in the Merger Agreement) will, at closing, be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration for each share of Common Stock subject to such Company PRSU Award immediately prior to the Effective Time (less applicable withholding taxes), with the number of shares of Common Stock subject to each such Company PRSU Award determined as follows: (A) with respect to each Company PRSU Award granted for the performance period commencing with the Company’s fiscal year 2020, the number of shares of Company Common Stock subject to such Company PRSU Award immediately prior to the Effective Time shall equal 110% of the Total Shares Granted as such term is used in the applicable PRSU Award (the “Total Shares Granted”), (B) with respect to each Company PRSU Award granted for the performance period commencing with the Company’s fiscal year 2019, the number of shares of Company Common Stock subject to such Company PRSU Award immediately prior to the Effective Time shall equal 130% of the Total Shares Granted, and (C) with respect to each Company PRSU Award granted for the performance period commencing with the Company’s fiscal year 2018, the number of shares of Company Common Stock subject to such Company PRSU Award immediately prior to the Effective Time shall equal 110% of the Total Shares Granted.

If the Merger is consummated, the Company’s Common Stock will be delisted from the NASDAQ Stock Market and deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”).

Conditions to the Merger and Closing

Completion of the Merger is subject to customary closing conditions, including (1) the adoption of the Merger Agreement by a majority of the holders of the outstanding shares of Common Stock, (2) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the approval of the Merger under the antitrust and foreign investment laws of other specified jurisdictions, (3) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred since the date of the Merger Agreement and (4) other customary closing conditions. The parties expect the transaction to close in the first half of 2020, subject to the receipt of regulatory and stockholder approvals. The completion of the Merger is not subject to a financing condition.

Go Shop; No Solicitation

During the period from November 12, 2019 and continuing until 11:59 p.m. (New York time) on December 9, 2019 (the “Go Shop Period”), the Company has the right to, among other things, (1) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that would constitute, or would reasonably be expected to lead to, an alternative acquisition proposal and (2) provide information (including nonpublic information and data) relating to the Company and afford access to the business properties, assets, books, records or other nonpublic information, or to any personnel of the Company to a party pursuant to an acceptable confidentiality agreement.

From and after December 10, 2019, the Company must comply with customary non-solicitation restrictions.

Subject to certain customary “fiduciary out” exceptions, the Board is required to recommend that the Company’s stockholders adopt the Merger Agreement. The Board may not change its recommendation, adopt an alternative acquisition proposal, or fail to recommend the transaction within five business days of Parent’s written request (“Change of Recommendation”). However, the Company may, before the Company Stockholder Approval (as defined in the Merger Agreement) is obtained, make a Change of Recommendation in connection with a Company Superior Proposal or Intervening Event (each, as defined the Merger Agreement) if the Company complies with certain notice and other requirements set forth in the Merger Agreement, including the payment of the applicable Company Termination Fee (as defined in the Merger Agreement).

Termination and Fees

Either the Company or Parent may terminate the Merger Agreement in certain circumstances, including if (1) the Merger is not completed by August 12, 2020, subject to certain limitations (in each case as set forth in the Merger Agreement), (2) the Company’s stockholders fail to adopt the Merger Agreement, (3) a governmental authority of competent jurisdiction has issued a final non-appealable governmental order prohibiting the Merger and (4) the other party materially breaches its representations, warranties or covenants in the Merger Agreement, subject in certain cases, to the right of the breaching party to cure the breach. Parent and the Company may also terminate the Merger Agreement by mutual written consent.

The Company is also entitled to terminate the Merger Agreement, and receive a termination fee of $283,260,000 from Parent if (1) Merger Sub fails to consummate the Merger following the completion of a marketing period for Parent’s debt financing and satisfaction or waiver of certain closing conditions or (2) if Parent or Merger Sub otherwise breaches its obligations under the Merger Agreement such that conditions to the consummation of the Merger cannot be satisfied and such breach is the primary reason for the failure of the Closing to be consummated.

If the Merger Agreement is terminated because (1) before receipt of the Company Stockholder Approval, the Board makes a Change of Recommendation or the Company willfully and materially breaches its non-solicit covenant, (2) the Company accepts a Company Superior Proposal, or (3) the Merger has not closed by August 12, 2020 and (a) an acquirer publicly announced an alternative acquisition proposal after the date of the Merger

Agreement and it is not withdrawn before the approval of the transaction and (b) the Company enters into a definitive agreement with respect to any competing transaction or completes a competing transaction, within twelve (12) months of termination, the termination fee payable by the Company to Parent will be $165,235,000; provided that a lower fee of $80,257,000 will apply with respect to a termination before December 10, 2019 to accept a Company Superior Proposal.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to conduct its business in all material respects in the ordinary course consistent with past practice during the period between the date of the Merger Agreement and the Closing (as defined in the Merger Agreement) and to not engage in specified types of transactions during this period, subject to certain exceptions. The parties have agreed to use reasonable best efforts to take all actions necessary to consummate the Merger, including cooperating to obtain antitrust clearance under the HSR Act and other applicable competition laws and defending against any lawsuits challenging the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the Proxy Statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission.

Financing

Parent has obtained equity financing and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries, and paying related fees and expenses. The Apollo Funds have committed to capitalize Parent at Closing with an aggregate equity contribution equal to $3,200,000,000 on the terms and subject to the conditions set forth in an equity commitment letter. In addition, the Apollo Funds have committed to pay the termination fee payable by Parent under certain circumstances along with certain termination fees and expenses, as well as certain reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in a limited guarantee and the Merger Agreement.

Certain financial institutions have agreed to provide Parent with committed debt financing in an aggregate principal amount of up to $5,000,000,000, on the terms and subject to the conditions set forth in a debt commitment letter. The obligations of such financial institutions to provide debt financing under the debt commitment letter are subject to a number of customary conditions.

Item 7.01 Regulation FD Disclosure

On November 13, 2019, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 7.01 by reference herein.

This information that is furnished shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information and exhibits in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Additional Information and Where to Find It

The Company will file with the U.S. Securities and Exchange Commission (“SEC”) and mail to its stockholders a proxy statement in connection with the proposed Merger. The Company urges its stockholders to read the proxy statement when it becomes available because it will contain important information regarding the proposed merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when available) and other documents filed by the Company with the SEC relating to the proposed merger for free by accessing the Company’s website at www.techdata.com via the “SEC Filings” page, by clicking on the link for “About”, and then clicking on the link for “Investor Relations” and selecting “Financials”.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the proposed Merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about the Company’s directors and executive officers in the Company’s proxy statement for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on April 25, 2019. You can obtain free copies of these documents from the Company using the contact information above.

Cautions Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will,” and other similar words or expressions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed merger, including the failure of the Company’s stockholders to approve the proposed merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; and the risks, uncertainties, and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the SEC.

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 12, 2019, by and among Tech Data Corporation, Tiger Midco, LLC and Tiger Merger Sub Co. (incorporated herein by reference to Exhibit 2.1 to Current Report on Form 8-K filed by Tech Data Corporation with the SEC on November 13, 2019)

99.1	Press Release (incorporated herein by reference to Exhibit 99.1 to Current Report on Form 8-K filed by Tech Data Corporation with the SEC on November 13, 2019)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tech Data Corporation
(Registrant)

Date: November 18, 2019	/s/ Charles V. Dannewitz
Charles V. Dannewitz Executive Vice President, & Chief Financial Officer